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                                  Exhibit 99.1

               Press Release dated September 25, 1997 in relation
                  to the license agreement between IPS Produce,
                         Inc. and Potandon Produce LLC.

                               [GRAPHIC OMITTED]

                                                2 International Plaza, Suite 245
                                                     Philadelphia, PA 19113-1507
                                                               Tel: 610-521-4400
                                                               Fax: 610-521-5985


CONTACT:

Paul Devine                                 John P. Kehoe
Chairman                                    Kehoe, White, Savage &Company,Inc
(610) 521-4400                              (212) 888-1616

FOR IMMEDIATE RELEASE

   EPL TECHNOLOGIES SECURES 10 YEAR LICENSE TO SELL FRESH-CUT POTATO PRODUCTS
     INTO THE FOODSERVICE MARKET UNDER GREEN GIANT(R) BRAND; COMPANY ENTERS
        STRATEGIC ALLIANCE WITH POTANDON PRODUCE LLC, A LICENSEE OF THE
                               PILLSBURY COMPANY

Philadelphia, PA -- September 25, 1997 -- EPL Technologies, Inc. (NASDAQ: EPTG) announced today that it has been granted an exclusive 10 year license from Potandon Produce LLC. Under this strategic alliance, EPL will sell fresh-cut potato products to the wholesale foodservice industry under the Green Giant(R) brand name, utilizing EPL's "Potato Fresh(TM)" processing aid technologies and related protocols. The first product, which has been in market test in California in a number of white tablecloth, family-style restaurant chains for some months, is EPL's fresh-cut french fry product, to be sold under the Green Giant Fresh(R) brand.

Paul L. Devine, EPL's Chairman and Chief Executive Officer stated: "This agreement launches EPL into pursuit of what we believe is singularly the most significant economic opportunity in the North American foodservice market today. According to industry sources, the frozen potato segment of the foodservice market amounts to 7.2 billion pounds a year. Of the 7.2 billion pounds of frozen potatoes, approximately 6.5 billion pounds, or 90 percent, goes into cut potatoes to make french fries."

Mr. Devine continued: "The signing of the agreement with Potandon caps a demanding two year project and begins a new era in the fresh-cut potato segment of the foodservice industry. Foodservice operators using our product will now be able to offer a fresh, consistent high quality, french fry product, the likes of which we believe has never been seen before. We are convinced that it simply was not possible to produce such a product economically and safely prior to the development of EPL's technology."

"We believe the power of the Green Giant(R) brand, aligned with EPL's proprietary technologies and expertise, will move this industry segment through a paradigm shift. We take the rigorous testing, both product and market driven, as an endorsement of EPL as a leading technology company in the fresh-cut produce industry. Our patented process can be used to break the barriers of limitation previously placed on the foodservice industry, and, together with our packaging and scientific support capabilities, makes EPL a world leader in technology for fresh-cut produce."

                                     -more-
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EPL Technologies, Inc.
September 25, 1997
Page 2



Potandon Produce LLC, which markets whole potatoes and onions under the Green Giant(R) brand will serve as the source of raw materials. EPL's subsidiary, IPS Produce, Inc. will manage processing of the sourced whole potatoes into fresh cut french fries and provide other services for the alliance utilizing EPL's patented "Potato Fresh(TM)" processing aid technology and related protocols. The Sholl Group, the Minneapolis-based Green Giant(R) brand licensee of The Pillsbury Company for fresh fruit and vegetable products other than potatoes and onions, will provide certain marketing support to the alliance, under an arrangement with Potandon. The 10 year license of the Green Giant(R) brand may be extended beyond August 2007 and is subject to the terms of Potandon's license of the brand from The Pillsbury Company, certain minimum royalties and other customary contractual provisions.

EPL entered into a letter of intent relating to fresh-cut potato products with Potandon Produce LLC in February, 1996, with a somewhat different focus than the broad licensing agreement and strategic alliance announced today, which supercedes the prior letter of intent.

EPL Technologies, Inc., through its subsidiaries that utilize proprietary packaging, processing aids and related technologies and support services, is in the business of maintaining the integrity of fresh cut produce. The Company believes that its technologies are safe (FDA GRAS listed), environmentally "friendly" and add tangible value to the business of its customers.



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